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                                  EXHIBIT 10.7


FEDERAL EXPRESS

April 13, 1995


                                                       PERSONAL AND CONFIDENTIAL
Mr. Robert A. Jahnke
4411 Downgate Lane
Rolling Meadows, IL 60008

Dear Bob:

As I hope you know from our conversations, I am delighted by your decision to join us as President of Transcisco Rail Services, Inc. (TRS). With you on our team, I believe we have outstanding and exciting prospects for building a growing, highly successful business.

This letter, summarizes our conversation regarding the arrangements under which you will join us.

SALARY

First, your base salary, commencing on the day you join us (April 15, 1995) will be $175,000 payable. Your performance and that base compensation level will be reviewed annually.


BONUS

You will be eligible for a cash bonus payable after the end of each fiscal year
- - typically after completion of the audit - in an amount of 0% to 100% of your base salary. We have agreed not to lay out the parameters for this bonus compensation until you have been with us for 60 to 120 days, at which time, you and I will work together to define terms which we will take to the Transcisco Board of Directors Compensation Committee for its approval. In general, we agree that the 100% maximum is not intended to be "an impossible target", but instead can be achieved for genuinely important accomplishments that
significantly benefit Transcisco and its shareholders.   As but one example, we
discussed the notion of TRS beating its financial objectives while also putting in place an arrangement for taking over selected shops and maintenance from the BN, the UP or both. In such an arrangement TRS might acquire designated railroad maintenance facilities for nominal consideration while assuming agreed to compensation responsibilities for former railroad employees (a liability
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Robert A. Jahnke
April 13, 1995
Page 2
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which would be recourse only to the facilities acquired.)  The arrangement would also involve a satisfactory multi-year maintenance agreement covering cars owned by the railroad(s). In short, such an excellent low risk arrangement could substantially alter our size, profitability and growth prospects.


STOCK OPTIONS

The Board of Directors has approved an option grant on 60,000 shares of
Transcisco stock, priced at $1.4375.     Those shares will vest over three
years (the same as my own) with 1/3rd of the shares vesting on your first anniversary and the balance vesting in equal monthly installments thereafter.


STOCK PURCHASE

In addition to and distinct from the above option, the Board has approved your right to purchase 250,000 shares of Transcisco stock from the company under our Stock Purchase Plan at a price of $1.00 per share (which is approximately $.375 cents per share below the price of the stock as of the writing of this letter). You understand that this may create an element of taxable ordinary income when you purchase the stock.


BENEFITS

You will be covered by the standard TRS group medical and insurance programs and will be entitled to other standard benefits such as vacation. (As I told you, I do not regard vacation as a benefit to be measured rigidly in terms of time off. If the job is being done well, I do not keep score. If it is being done poorly, vacation may be an inappropriate use of time.)


CLUB

We will pay (or reimburse) dues for one club to which you currently belong.
The present level of dues for that club are $375 per month.   If they increase,
we will pay the higher amount.


CHANGE OF CONTROL

Although you will be an employee at will, the Board has agreed that, in the event of a "change of control" of the Board and/or the Company that adversely affects location, terms
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Robert A. Jahnke
April 13,  1995
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of employment, your status, job, or compensation, Transcisco will pay you one year's compensation and all of your options will immediately vest.


LOCATION AND RESPONSIBILITIES

You will be officed in Chicago with our sales staff and will likely spend a day or two per week in San Francisco during the early months of your employment so you can become more familiar with the Company. We will communicate frequently in the early months and will probably be in touch once or twice daily. You will have full profit and loss responsibility. The plants, the sales and marketing staff, our industrial engineer and the estimator will report to you immediately. Later, you may also assume responsibility for accounting, EDP and human resources activities of TRS as we make progress in improving the performance of the company.

Finally, we have agreed that in the event of any later dispute regarding the agreement, we will resolve the matter by expedited binding baseball arbitration under the auspices of other American Arbitrations Associations (or the Judicial Arbitration and Mediation Service if we both agree to use JAMS).

Bob, I believe that covers everything. Please sign and return one copy indicating your understanding and agreement to the foregoing.

I look forward to working closely with you over the coming years as we build a great Transcisco together.

Sincerely yours,                                         ACKNOWLEDGED AND AGREED


/s/ Steven L. Pease                                      /s/ Robert A. Jahnke
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Steven L. Pease                                          Robert A. Jahnke
President and CEO